UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

April 14, 2014

Date of Report (date of earliest event reported)

SIZMEK INC.

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	001-36219 (Commission File No.)	37-1744624 (I.R.S. Employer Identification No.)

750 West John Carpenter Freeway, Suite 401 Irving, Texas (Address of principal executive offices)		75039 (Zip Code)

Registrant’s telephone number, including area code: (972) 581-2000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14-d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreements with Certain Executive Officers

On April 14, 2014, Sizmek Inc. (the “Company”) entered into employment agreements with each of Neil Nguyen, the Company’s President and Chief Executive Officer, Andy Ellenthal, the Company’s Executive Vice President - Sales and Operations, and Sean Markowitz, the Company’s General Counsel and Corporate Secretary.

Under the new employment agreements, each executive’s annual base salary will initially be as set forth in the table below, which amounts will be subject to increase each year at the discretion of the Board of Directors or the Compensation Committee thereof.  Each executive’s target annual incentive will initially be as set forth in the table below. Mr. Nguyen will also be reimbursed for financial planning services in an amount up to $15,000 annually.

Name and Title	2014 Base Salary ($)	Target Bonus (% of Base Salary)(1)
Neil H. Nguyen, Chief Executive Officer and President	500,000	100%

Andy Ellenthal, Executive Vice President - Sales and Operations	350,000	50%

Sean N. Markowitz, General Counsel and Corporate Secretary	295,000	50%

(1)         Eighty percent (80%) of an executive’s annual bonus will be tied to two corporate financial measures (for 2014, revenue and adjusted EBITDA), with “threshold,” “target” and “maximum” performance levels corresponding to the executive’s bonus payout levels, and twenty percent (20%) of an executive’s annual bonus will be tied to individual management objectives. Specific performance goals and weightings will be determined in advance by the Compensation Committee and actual performance relative to those goals determines the bonuses earned.  Each executive will be eligible to earn a maximum annual bonus of 150% of the target bonus.  In determining the bonus earned, each of the two financial measures will be determined on an objective and formulaic basis.  The third measure — individual performance — will be evaluated by the Compensation Committee (in consultation with the Chief Executive Officer for executives other than Mr. Nguyen).  The Company expects to adopt a similar bonus program for future fiscal years, which will reward achievement at specified levels of financial and individual performance and will contain target bonuses consistent with those disclosed above.

The employment agreements also include provisions regarding severance. If the executive is terminated without cause or resigns for good reason, he will be entitled to 12 months’ base salary, plus his target annual bonus for the year in which such termination occurs (which annual bonus shall be prorated for the executives other than Mr. Nguyen) payable in a lump sum within 60 days following his date of termination.  In addition, in the event the executive is terminated without cause or resigns for good reason, in each case prior to a change in control (as defined in the Company’s 2014 Incentive Award Plan), a pro-rated portion of the executive’s long-term incentive awards shall vest as follows:  (a) with respect to time-based long-term incentive awards, the portion of such awards as would have vested during the calendar year in which the date of termination occurs, pro-rated based on the number of full calendar quarters that the executive was employed during such calendar year prior to the date of termination; and (b) with respect to any long-term incentive award the vesting of which is performance-based, the portion of such awards as would have vested based on the Company’s performance relative to the applicable performance goals following the conclusion of the applicable performance period(s), pro-rated based on the number of full calendar quarters that the executive was employed during such performance period(s) prior to the date of termination, with the vesting and/or settlement of any performance-based long-term incentive awards to be effective at the time originally scheduled under the terms of the applicable award.  In the event the executive’s termination without cause or resignation for good reason occurs following a change in control, all of the executive’s long-term incentive awards shall vest on the date of termination. Also, the executive shall have no obligation to seek other employment and any income so earned shall not reduce the foregoing amounts.

In the event of the executive’s termination of employment by reason of his death or disability, the executive will be entitled to receive the annual incentive which he would have been entitled to receive had he remained employed by the Company for the entire year during which his termination occurs. Such annual incentive shall be determined by the Compensation Committee based on the Company’s performance for such year and in accordance with the terms of the applicable incentive program for such year, payable in a lump sum payment on the date on which annual incentives for the year in which his termination occurs are paid to the Company’s executive officers generally, but in all events by March 15 of the year following the year in which the termination occurs.  In addition, except as otherwise provided in an award agreement evidencing a long-term incentive award, in the event of the executive’s termination of employment by reason of his death or disability, (a) all of the executive’s long-term incentive awards the vesting of which is time-based shall vest in full on the date of termination, and (b) with respect to each long-term incentive award the vesting of which is performance-based, the executive (or his estate, if applicable) shall remain eligible to vest in such portion of the performance award as is attributable to the performance period(s) then-underway at the time of termination (and which are scheduled to terminate on or before the December 31 following the date of termination) based on actual performance relative to the performance goals applicable to such performance period(s), which vesting and, if applicable, settlement shall be effective on the last day of the current performance period (or such other vesting and, if applicable, settlement date as may be provided in the agreement evidencing the performance award, but in no event later than March 15 of the calendar year following the year in which the date of termination occurs).

If the executive is terminated by the Company for cause or resigns without good reason, he shall not be entitled to further compensation other than accrued obligations.

For purposes of the employment agreements, good reason includes the assignment of duties inconsistent with the executive’s title, a material reduction in salary or target bonus, the relocation of the Company’s principal office by more than twenty miles or the transfer to an office other than the executive’s then-current principal office (other than, with respect to each executive other than Mr. Ellenthal, a relocation of the Company’s principal office to Austin, Texas), or a material breach of the employment agreement by the Company. For purposes of the employment agreements, cause includes conviction of or a plea of guilty or nolo contendre by the executive to a non-motor vehicle felony or certain criminal conduct against the Company, habitual neglect of or failure to perform his duties to the Company or any material breach of the employment agreement by the executive.

The employment agreements also contain standard confidentiality, non-competition and non-solicitation covenants.

The foregoing description of the employment agreements is qualified in its entirety by reference to the full text of the employment agreements, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

Employment Transition Agreement with Craig Holmes

As the Company previously announced, due to the relocation of the Company’s corporate headquarters following the successful completion of the spin-off and merger transaction, and family considerations keeping him in Dallas, Craig Holmes, Sizmek’s Chief Financial Officer, will resign his position as Chief Financial Officer effective May 31, 2014.

On April 14, 2014, the Company entered into an employment transition agreement with Mr. Holmes.  Pursuant to the terms of the employment transition agreement, Mr. Holmes will continue in his position as Chief Financial Officer through May 31, 2014.  His base salary will remain the same.  In addition to his base salary, he will be eligible for a performance bonus of up to 50% of his annual base salary, pro-rated for his actual time of employment during 2014, payable upon his termination of employment.  In the event Mr. Holmes’ employment is terminated by the Company without cause prior to May 31, 2014, or upon expiration of the transition term on May 31, 2014, Mr. Holmes will be entitled to receive the foregoing pro-rated bonus amount plus, in the event such termination occurs prior to May 31, 2014, his base salary that would otherwise have been payable through May 31, 2014.  Such amounts will be subject to Mr. Holmes’ execution of a general release of claims.

The foregoing description of the employment transition agreement is qualified in its entirety by reference to the full text of the employment transition agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 16, 2014	SIZMEK INC.

	By:	/s/ Sean N. Markowitz
	Name:	Sean N. Markowitz
	Title:	General Counsel and Corporate Secretary